EXHIBIT 23(c)

                                     Consent




Carolina Power & Light Company:

      The statements of law and legal conclusions under Item 1. Business and
Item 3. Legal Proceedings in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been reviewed by me and are set forth therein in reliance upon my opinion as an expert.

      I hereby consent to the incorporation by reference of such statements of law and legal conclusions in this Registration Statement and to the reference made to me under the caption "Legal Opinions" in this Registration Statement.

/s/ William D. Johnson
-------------------------------------
William D. Johnson
 Vice President - Legal & Corporate Secretary


December 18, 1998